Exhibit 99.1

Media Release	28 October 2010

AUSTAR Third Quarter 2010 Results

Key Highlights

For the 3 months ended 30 September 2010, compared to the 3 months ended 30 June 2010:

• Total subscribers increased 14,771 to 761,919

• Average monthly churn at 1.24%; down from 1.33%

• MyStar subscribers increased to 180,998, or 29% of residential subscribers,

For the 3 months ended 30 September 2010, compared to the same period in 2009:

• Revenue increased 6% to $180.1 million; Gross Margin increased 5% to $100.6 million

• Operating expenses increased 7% to $39.2 million

• OCF(1) increased 3% to $61.4 million; OCF margin is at 34.1%

• Free Cash Flow(2) increased 121% to $27.6 million

• Available liquidity increased 61% to $172.5 million.

Austar United Communications (“AUSTAR”, ASX: AUN) today released its unaudited results for the three months ended 30 September 2010.

AUSTAR’s total television subscribers grew to 761,919 as 14,771 new subscribers joined the platform in the quarter. MyStar subscribers increased 59,989 compared with the third quarter in 2009 to end the period at 180,998, or 29 percent of residential subscribers. 57,078 customers, or 32 percent of this group, now take MyStar HD.

Chief Executive Officer, Mr John Porter, said: “I am very pleased with AUSTAR’s performance in the third quarter. We’ve had our strongest subscriber growth this year, which is a result of initiatives and hard work by the business.

“AUSTAR launched a number of value-adding services at no additional cost to customers during the quarter, including our content download and streaming service, AUSTAR AnyWhere, and our content preview service, AUSTAR On Demand. Our promotional activity continues to emphasise the value of our product, and meanwhile MyStar continues to be a catalyst for both customers and non-customers alike, with MyStar HD subscribers increasing almost 30 percent on last quarter alone.”

Operating Cash Flow (OCF(1)) for the quarter increased by three percent to $61.4 million compared to the corresponding period in 2009, reflecting a six percent increase in revenue to $180.1 million and a five percent increase in Gross Margin to $100.6 million. Capital expenditure increased 13.2 percent when compared with the previous corresponding period, as a result of higher subscriber and ongoing MyStar growth. Meanwhile available liquidity for the three months ending 30 September increased 61% percent to $172.5 million.

Mr Porter continued: “Regional Australians are still cautious about their spending, but they are now more willing to pay for products that give them great value for money. Looking ahead, we’ll be launching some new channels, including the highly anticipated LifeStyle Home, as well as TV guide and remote booking via your mobile phone. All of this will be ahead of our AUSTAR AnyTime launch next year, to complete our vision of AUSTAR: AnyWhereTM, AnyTimeTM for anyone in Regional Australia.”

-ENDS-

Notes:

(1) Operating Cash Flow - excluding stock based compensation expense, foreign exchange gain/(loss), share of associates and significant items.

(2) Free Cash Flow - defined as Net Cashflows from Operating Activities less Capital Expenditures .

For further information contact:

Emma Rackley

Group Manager, Corporate Affairs

+61 2 9394 9806 or 0422 823 000

erackley@austar.com.au

Austar United Communications (AUSTAR) www.austarunited.com.au

AUSTAR (Australian Stock Exchange “AUN”) is a leading provider of subscription television services in regional and rural Australia, with more than 760,000 customers enjoying satellite digital television services. Internet and mobile telephony services complete AUSTAR’s product offering. AUSTAR is also a significant provider of programming in the Australian television market through its 50% owned joint venture, XYZnetworks, which owns and/or distributes Nickelodeon, Nick Jr, Discovery Channel, Channel [V], [V]Hits, MAX, Arena, The Lifestyle Channel, Lifestyle Food, LifeStyle You, Country Music Channel and The Weather Channel. Liberty Global, Inc., the largest international broadband cable operator in terms of subscribers, holds an indirect controlling stake in AUSTAR.